Exhibit 99.1
CSB BANCORP, INC. REPORTS 23% INCREASE IN THIRD QUARTER
EARNINGS PER SHARE
Third Quarter and Year-to-Date Highlights

	Quarter Ended	Nine Months Ended
	September 30, 2006	September 30, 2006
Diluted earnings per share	$.32	$.89
Net Income	$813,000	$2,264,000
Return on average common equity	9.42%	8.69%
Return on average assets	1.01%	.95%
Millersburg, Ohio — October 20, 2006 — CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced third quarter net income of $813 thousand, or $.32 per basic and diluted share, up from $690 thousand, or $.26 per basic and diluted share for the same period in 2005.
Annualized returns on average common equity (“ROAE”) and average assets (“ROAA”) for the quarter were 9.42% and 1.01%, respectively, compared with 7.49% and .87% for the third quarter of 2005.
For the nine months ended September 30, 2006, the Company reported net income of $2.26 million, or $.89 per diluted share, up from $1.97 million, or $.74 per diluted share for the same period of the prior year. ROAE and ROAA for the nine month period were 8.69% and .95%, respectively, compared to 7.24% and .84% for the comparable period in 2005.
“We are pleased with the continued progress in the Company’s income generating ability,” said Eddie L. Steiner, President and CEO. “The net interest margin, at 4.40%, remained above 4% for the seventh consecutive quarter and was off just slightly from last year’s same quarter results of 4.43%. Non-interest income of $648 thousand was 21% higher than the same quarter last year, driven primarily by increased customer use of overdraft privilege services.”

Total revenue, defined as net interest income on a fully-tax equivalent basis plus non-interest income net of securities transactions, was $4.0 million for the third quarter of 2006, compared with $3.8 million in the prior-year third quarter, an increase of 4.1%.
Mr. Steiner continued, “We remain focused on increasing efficiencies while simultaneously improving product offerings and customer service. The Company’s third quarter efficiency ratio of 67.0% compares favorably to last year’s same period results of 70.6%, and year over year the ratio has improved by 164 basis points. During the fourth quarter we will introduce Xpress Remote Deposit Capture, an electronic imaging product that will provide business customers the opportunity to deposit their customers’ checks remotely from their place of business. We have also announced plans to open a new banking center near Orrville, Ohio during the first quarter of 2007, pending regulatory approval. The remote deposit services and new banking center will each provide expanded market coverage while offering enhanced value to existing and prospective customers.”
Non-interest expense totaled $2.7 million for the third quarter of 2006, a decrease of $33 thousand, or 1.2%, from the third quarter of 2005. For the nine months ended September 30, 2006, non-interest expense is up $300 thousand, or 3.7% versus the prior year nine month period. Year to date non-interest expense includes a pre-tax charge of $237 thousand from an isolated irregularity regarding cash assets. The irregularity was discovered, recorded and reported during the second quarter reporting period and remains the subject of an ongoing investigation. The Company’s insurance against this type of loss carries a $50 thousand deductible, and a loss claim is pending.
Federal income tax expense was $378 thousand for third quarter 2006, compared to $283 thousand for the same quarter in 2005. The effective tax rate for the quarter ended September 30, 2006 was 31.7% compared to 29.1% for the quarter ended September 30, 2005. The increase in the effective tax rate for 2006 reflects a decline in tax-free interest income, primarily resulting from the sale and maturity of bonds within the tax-free investment portfolio.
Commenting on the current competitive and economic environment, Mr. Steiner noted, “Deposit growth and retention continue to be challenging issues for our Company and for the banking industry as a whole. Competition for deposit balances has put increasing pressure on deposit interest rates and limited the Company’s combined deposit and repurchase agreement balance totals to growth of 1.2% above year ago levels. Loan demand, while not vigorous, has remained fairly consistent and we’ve been able to grow our loan portfolio by about 5% over the past year. We have funded the lag in deposit growth versus loan growth primarily with short term borrowings.”
Average assets totaled $320.5 million for the quarter, an increase of $5.5 million, or 1.7% from the same quarter in the prior year. Average loan balances of $229.0 million reflect an increase of $7.9 million, or 3.6%, over third quarter prior year, while average securities balances increased $3.3 million, or 4.8% as compared to the same quarter in the prior year.

At the quarter end of September 30, 2006, assets totaled $320 million, up $815 thousand, or .3% from September 30, 2005. Period end loans were $230 million, up $11.3 million, or 5.1%, versus September 30, 2005, while investment securities, cash equivalents and fed funds sold declined a combined $9.3 million, or 10.0%.
Within the loan category, mortgage balances grew $6.0 million, or 9.9% versus September 30, 2005, while commercial loans increased $4.3 million, or 3.4%, and home equity balances increased $1.9 million, or 10.4%. Consumer installment loan balances declined by $815 thousand, or 8.5%, versus the prior September 30.
As of September 30, 2006, nonperforming assets totaled $1.47 million, or .64% of period-end loans plus other real estate, compared with $1.41 million, or .64%, as of September 30, 2005. Net charge-offs for the quarter totaled $5 thousand.
The Company’s allowance for loan losses at September 30, 2006 was 1.10% of period end loans and the Company funded $75 thousand in loan loss provision during the third quarter. The ratio of allowance for loan losses to nonperforming loans stood at 177% on September 30, 2006. Commenting on the Company’s credit quality, Mr. Steiner noted, “Loan charge-offs remain at modest levels compared to historical norms, and we believe our loan loss reserve is appropriately funded for current portfolio risk.”
Liabilities totaled $286 million at September 30, 2006, up $2.7 million or .9% from year ago levels. Period end deposits totaled $250 million, a decrease of $6.1 million, or 2.4%, from September 30, 2005. Within the deposit category, non-interest bearing accounts decreased $404 thousand, or 1.1%, while interest bearing checking, money market and traditional savings balances declined a combined $10.4 million, or 10.6% from year ago levels and time deposits increased $4.6 million, or 3.9%.
The deposit decline was offset by growth in securities sold under repurchase agreement. These securities, while considered short term borrowings, are primarily tied to customer deposit sweep accounts and increased by $9.5 million, or 74.7%, compared to ending balances on September 30, 2005.
Shareholders’ equity was $34.6 million on September 30, 2006. During the quarter, the Company repurchased 20,258 shares, and period end common shares outstanding totaled 2.5 million. The Company’s capital position remains strong, with tangible equity to assets at 10.8% on September 30, 2006, compared to 11.4% on September 30, 2005. The common dividend declared during the quarter was $.16 per share, a $.02 increase from the prior-year quarter. Year to date dividends declared of $.48 per share are 14% above prior year to date.
About CSB Bancorp, Inc.
CSB is a financial services holding company headquartered in Millersburg, Ohio, with approximate assets of $320 million as of September 30, 2006. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with nine banking centers in Holmes, Tuscarawas and Wayne counties and Trust offices located in Millersburg and Wooster, Ohio.
Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
Contact Information:
Paula J. Meiler, SVP & CFO
330-763-2873
paula.meiler@csb1.com

CSB BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands except per share data)

	Quarters					YTD
	2006	2006	2006	2005	2005	2006	2005
EARNINGS	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	9 months	9 months
Net interest income FTE (a)	$3,346	$3,328	$3,350	$3,449	$3,299	$10,024	$9,430
Provision for loan losses	75	115	32	—	71	222	283
Other income	648	720	611	707	539	1,979	1,872
Other expenses	2,676	2,896	2,748	2,783	2,709	8,320	8,020
FTE adjustment (a)	52	55	56	74	85	163	259
Net income	813	677	774	903	690	2,264	1,970
Diluted EPS	0.32	0.27	0.30	0.35	0.26	0.89	0.74

PERFORMANCE RATIOS
Return on average assets (ROA)	1.01%	0.85%	0.99%	1.12%	0.87%	0.95%	0.84%
Return on average common equity (ROE)	9.42%	7.83%	8.89%	9.93%	7.49%	8.69%	7.24%
Net interest margin FTE (a)	4.40%	4.42%	4.57%	4.54%	4.43%	4.46%	4.28%
Efficiency ratio	67.00%	71.54%	69.38%	66.96%	70.58%	69.32%	70.96%
Number of full-time equivalent employees	127	130	122	127	127

MARKET DATA
Book value/common share	$13.82	$13.41	$13.63	$13.64	$13.76
Period-end common share mkt value	19.00	20.40	20.90	21.00	22.35
Market as a % of book	137.48%	152.13%	153.34%	153.96%	162.43%
PE ratio	14.84	18.89	17.42	15.00	21.49
Cash dividends/common share	$0.16	$0.16	$0.16	$0.14	$0.14	$0.48	$0.42
Common stock dividend payout ratio	50.00%	59.26%	53.33%	40.00%	53.85%
Average basic common shares	2,505,785	2,531,456	2,572,089	2,620,102	2,644,957	2,536,201	2,644,963
Average diluted common shares	2,507,934	2,535,021	2,576,094	2,623,684	2,649,890	2,539,413	2,648,776
Period end common shares outstanding	2,499,476	2,519,734	2,567,405	2,578,499	2,644,952
Common shares repurchased	20,258	47,672	11,094	66,439	28	$79,024	$30
Common stock market capitalization	$47,490	$51,403	$53,659	$54,148	$59,115

ASSET QUALITY
Gross charge-offs	$23	$145	$35	$35	$25	$203	$541
Net charge-offs	5	118	7	-1	4	130	414
Allowance for loan losses	2,537	2,467	2,471	2,445	2,444
Nonperforming assets (NPAs)	1,471	846	1,070	1,241	1,408
Net charge-off/average loans ratio	0.01%	0.21%	0.01%	0.00%	0.01%	0.08%	0.25%
Allowance for loan losses/period-end loans	1.10	1.08	1.12	1.14	1.12
NPAs/loans and other real estate	0.64	0.37	0.48	0.58	0.64
Allowance for loan losses/nonperforming loans	177.26	291.47	368.80	305.13	312.30

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.79%	10.53%	10.98%	10.96%	11.39%
Average equity to assets	10.70	10.79	11.15	11.23	11.61
Average equity to loans	14.97	15.35	16.30	16.75	16.54
Average loans to deposits	93.01	92.57	87.36	83.60	87.90

AVERAGE BALANCES
Assets	$320,477	$321,299	$316,806	$321,205	$315,021	$319,526	$314,614
Earning assets	301,395	301,956	297,178	301,615	295,342	300,193	294,681
Loans	229,042	225,939	216,609	215,379	221,096	223,909	222,432
Deposits	246,258	244,082	247,944	257,623	251,531	246,077	246,227
Shareholders’ equity	34,298	34,673	35,311	36,078	36,562	34,816	36,381

ENDING BALANCES
Assets	$320,227	$320,899	$318,777	$320,989	$319,412
Earning assets	302,362	300,751	300,254	298,105	298,916
Loans	229,832	228,111	221,365	215,020	218,577
Deposits	249,605	242,823	247,044	255,403	255,745
Shareholders’ equity	34,553	33,799	34,992	35,177	36,392

NOTES:

(a) —	Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis is not an accounting principle generally accepted in the United States of America.

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	September 30,
	2006	2005
ASSETS
Cash and cash equivalents Cash and due from banks	$10,493,565	$11,938,439
Interest-earning deposits in other banks	53,570	91,548
Federal funds sold	0	8,100,000

Total cash and cash equivalents	10,547,135	20,129,987
Securities
Available-for-sale, at fair-value	69,412,444	69,239,311
Restricted stock, at cost	3,063,700	2,908,800

Total securities	72,476,144	72,148,111
Loans	229,832,402	218,576,725
Less allowance for loan losses	2,536,827	2,443,973

Net loans	227,295,575	216,132,752
Premises and equipment, net	7,432,171	7,803,867
Accrued interest receivable and other assets	2,476,297	3,196,799

TOTAL ASSETS	$320,227,322	$319,411,516

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Nontinterest-bearing	$37,502,503	$37,906,796
Interest-bearing	212,102,561	217,838,198

Total deposits	249,605,064	255,744,994

Short-term borrowings	31,421,981	17,659,268
Other borrowings	2,594,067	8,184,171
Accrued interest payable and other liabilities	2,052,890	1,430,951

Total liabilities	285,674,002	283,019,384

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,667,786 shares	16,673,667	16,673,667
Additional paid-in capital	6,421,490	6,413,915
Retained earnings	15,802,515	14,217,302
Treasury stock at cost — 168,311 shares in 2006 and 22,834 shares in 2005	(3,690,576)	(627,290)
Accumulated other comprehensive loss	(653,776)	(285,462)

Total shareholders’ equity	34,553,320	36,392,132

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$320,227,322	$319,411,516

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter ended		Nine months
	Sept 30,		Sept 30,
	2006	2005	2006	2005
Interest and dividend income:
Loans, including fees	$4,325,203	$3,730,451	$12,294,678	$10,558,039
Taxable securities	735,071	534,281	2,272,037	1,571,472
Nontaxable securities	95,495	160,315	297,011	486,913
Other	297	46,720	7,136	48,287

Total interest and dividend income	5,156,066	4,471,767	14,870,862	12,664,711
Interest expense:
Deposits	1,440,410	1,102,453	3,880,245	2,965,344
Other	421,566	155,365	1,129,321	528,287

Total interest expense	1,861,976	1,257,818	5,009,566	3,493,631

Net interest income	3,294,090	3,213,949	9,861,296	9,171,080
Provision for loan losses	75,000	70,666	221,667	282,664

Net interest income after provision for loan losses	3,219,090	3,143,283	9,639,629	8,888,416

Non-interest income
Service charges on deposits accounts	325,029	230,162	977,755	676,906
Trust services	135,904	113,021	392,495	351,057
Other	187,909	194,929	608,742	844,267

Total non-interest income	648,842	538,112	1,978,992	1,872,230

Non-interest expenses
Salaries and employee benefits	1,538,491	1,424,205	4,459,994	4,174,377
Occupancy expense	176,360	168,936	515,104	514,583
Equipment expense	118,813	135,968	376,326	385,067
Franchise tax expense	113,425	106,801	334,817	319,379
Professional and director fees	171,042	187,126	519,494	495,124
Other expenses	558,237	685,986	2,114,063	2,131,186

Total non-interest expenses	2,676,368	2,709,022	8,319,798	8,019,716

Income before income tax	1,191,564	972,373	3,298,823	2,740,930
Federal income tax provision	378,000	283,000	1,034,700	771,000

Net income	$813,564	$689,373	$2,264,123	$1,969,930

Net income per share
Basic	$0.32	$0.26	$0.89	$0.74

Diluted	$0.32	$0.26	$0.89	$0.74
Note: Certain prior year balances have been reclassified to conform to the current year presentation.